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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

| |Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b*).
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1. Name and Address of Reporting Person.

   John Hancock Energy Resources Management, Inc.
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    (Last)                       (First)                   (Middle)

   200 Berkeley Street, 20th Floor P.O. Box 111
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                                 (Street)

   Boston,                         MA                      02117
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   (City)                        (State)                   (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Evergreen Resources, Inc. ("EVER")
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   04-3006828
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4. Statement for Month/Year

   4/99
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5. If Amendment, Date of Original (Month/Year)

   N/A
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ] Director                           [ X ] 10% Owner
   [   ] Officer (give title below)         [   ] Other (specify)
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7. Individual or Joint/Group Reporting

   _X_ Form Filed by One Reporting Person
   ___ Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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


1. Title of Security      2. Trans-     3.Trans-      4.  Securities Acquired (A)    5. Amount of        6.Owner-       7.Nature
   (Instr. 3)                action       action          or Disposed of (D)            Securities         Ship           of In-
                             Date         Code            (Instr. 3, 4 and 5)           Beneficially       Form:          direct
                                          Instr. 8)                                     Owned at           Direct         Bene-
                                        ------------------------------------------      End of Month       (D) or         ficial

                            (Month/                                                                        Indirect       Owner-
                             Day/                                    (A) or                                (I)            ship
                             Year)        Code    V        Amount    (D)     Price                         (Instr.4)      (Instr.4)

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    Common Stock            4/20/99        S               7,053      D     $23.25       269,814            I          By Fund I*
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    Common Stock            4/20/99        S              22,947      D     $23.25       877,902            I          By Fund II*
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*If the Form is filed by more than on Reporting Person, see Instruction 4 (b) (v).
   Reminder:  Report on a separate line for each class of
              securities beneficially owned directly or indirectly.                                                           (Over)
                                          (Print or Type Responses)                                                  SEC 1474 (4/97)





FORM 4 (continued)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================

1.Title      2.Conver-  3.Trans-   4.Transac-   5.Number of    6.Date Exer-  7.Title   8.Price   9.Number   10.Owner-   11.Na-
  of           sion or    action     tion Code    Derivative     cisable       and       of        of          ship        ture
  Deri-        Exercise   Date      (Instr. 8)    Securities     and Ex-       Amount    Deriv-    Deriv-      Form        of In-
  vative       Price                              Acquired       piration      of        ative     ative       of De-      direct
  Security     of         (Month/                 (A) or         Date          Under-    Secur-    Secur-      rivative    Bene-
 (Instr. 3)    Deriv-      Day/                   Disposed of    (Month/       lying     ity       ities       Secu-       ficial
               ative       Year)                  (D) (Instr.    Day/ Year)    Secur-  (Instr. 5)  Bene-       rity;       Own-
               Security                           3, 4 and 5)                  ities               ficially    Direct      ership
                                                                              (Instr. 3            Owned       (D) or     (Instr. 4)
                                                                               and                 at End      Indi-
                                                                               4)                  of          rent (l)
                                    ------------------------------------------------------         Month      (Instr. 4)
                                    Code   V     (A)  (D)    Date    Expira-  Title Amount
                                                             Exer-   tion           or
                                                             cisable Date           Number
                                                                                    of
                                                                                    Shares
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Explanation of Responses:

o The Reporting Person is a 50% general partner of Energy Investors Partners, L.P., the general partner of
  Energy Investors Fund, L.P., ("Fund I") and a 50% general partner of Energy Investors Partners II, L.P., the general partner of Energy Investors Fund II, L.P. ("Fund II").  The Reporting Person disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein.

                                                                JOHN HANCOCK ENERGY RESOURCES MANAGEMENT, INC.

                                                                By: /s/Barry E. Welch         August 11, 1999
                                                                    ----------------------    ---------------
                                                                    Barry E. Welch                (Date)
                                                                    President

                                                                                                                  SEC 1474 (4/97)

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.